UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 5, 2016

TubeMogul, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36543	51-0633881
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 53rd Street, Suite 2

Emeryville, California 94608

(Address of principal executive offices, including zip code)

(510) 653-0126

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Chief Operating Officer

On April 5, 2016, TubeMogul, Inc. (the “Company”) announced the appointment of Robert Gatto as the Company’s Chief Operating Officer (“COO”), effective as of March 30, 2016. A copy of the Company’s press release announcing Mr. Gatto’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

From January 2015 to March 2016, Mr. Gatto, age 51, served as Senior Vice President, Global Sales, at NeuStar, Inc. (“NeuStar”), a real-time, cloud-based information services provider. From November 2013 to January 2015, he was Senior Vice President, Media & Advertising at NeuStar. Prior to joining NeuStar, Mr. Gatto was President of Aggregate Knowledge, Inc., a media analytics firm, from October 2012 until October 2013 when it was acquired by NeuStar. From February 2011 to October 2012, Mr. Gatto served as the Chief Executive Officer of Point Roll, Inc., a provider of digital marketing technology. Mr. Gatto holds a B.S. in Communications from Northern Illinois University.

There are no arrangements or understandings between Mr. Gatto and any other persons pursuant to which he was selected as an officer of the Company. There are no family relationships between Mr. Gatto and any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Offer Letter

In connection with his employment as the Company’s COO, the Company entered into an employment offer letter with Mr. Gatto (the “Offer Letter”). The Offer Letter has no specified term, and Mr. Gatto’s employment with the Company is on an at-will basis. Pursuant to the Offer Letter, Mr. Gatto will receive an annualized base salary of $350,000 and, subject to the approval of the Company’s Board of Directors (the “Board”), Mr. Gatto will be granted RSUs with a grant date fair value of $3,500,000. This new hire award will vest with respect to 25% of the RSUs upon the one-year anniversary of the date Mr. Gatto commences employment with the Company, subject to Mr. Gatto’s continued service on such date, and with respect to the remaining 75% of the RSUs quarterly over the following three years, subject to Mr. Gatto’s continued service on each vesting date.

Additionally, Mr. Gatto will be eligible to receive, based on the achievement of performance objectives, a cash incentive bonus with a target value of $250,000 (“Target Cash Award”), and an annual merit award of restricted stock units (“RSUs”) or stock options with a target grant date fair value of $1,000,000 (“Target Equity Award”). To the extent that it is awarded to Mr. Gatto, the Target Equity Award will vest over four years from the date determined by the Compensation Committee of the Board, subject to Mr. Gatto’s continued service on each vesting date.  Mr. Gatto will be eligible for the Target Cash Award and Target Equity Award for 2016, which will be pro-rated for the portion of the fiscal year he is employed with the Company.

Mr. Gatto will also receive a one-time cash bonus of $100,000, and the Company will also assist Mr. Gatto with certain relocation costs incurred.

The Offer Letter also provides that Mr. Gatto will be eligible to participate in Company-sponsored benefits generally available to regular employees of the Company.

The Offer Letter also provides that upon Termination Without Cause or Resignation for Good Reason (as each is defined in the Offer Letter), Mr. Gatto will receive (a) payment of three months of salary in accordance with the Company’s standard payroll procedures and (b) a lump sum payment of six months of health care premiums for Mr. Gatto and his eligible dependents. In addition, upon Termination Without Cause or Resignation for Good Reason within 90 days prior to or 12 months after a Change in Control (as defined in the Offer Letter), all unvested stock options, RSUs and other equity awards held by Mr. Gatto will vest in full. Receipt of these severance benefits is contingent upon Mr. Gatto executing and not revoking a general release of claims in favor of the Company and its affiliates.

The foregoing description of the Offer Letter is a summary only and is qualified in its entirety by the complete text of the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated by reference into this Item 5.02.

Indemnification Agreement

The Company intends to enter into its standard form of indemnification agreement with Mr. Gatto, which is filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 26, 2014 and is incorporated herein by reference.

(e)

The information set forth in Item 5.02(c) above is hereby incorporated by reference into this Item 5.02(e).

Item 9.01 Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Offer Letter between the Company and Robert Gatto.
99.1	Press Release dated April 5, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUBEMOGUL, INC.
By:	/s/ Paul Joachim
Paul Joachim
Chief Financial Officer

Date: April 5, 2016